Share Purchase Agreement

Between: Winning International Development Limited, a corporation duly formed under the laws of the British Virgin Islands with its legal address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands , herein represented by Ms. Xuhui Xie, its authorized representative, board director (hereinafter referred to as the "Seller");

AND: Jinzhou Wanyou Mechanical Parts Co., Ltd. ("Jinzhou Wanyou"), a corporation duly formed under the laws of the People's Republic of China ("PRC") with its legal address at Bohai Street, Jinzhou Economy and Technology Development Zone, Liaoning Province, PRC, herein represented by Mr. Qingdong Zeng, its authorized representative, chairman of the board (hereinafter referred herein to as the "Purchaser", and together with the Seller, the "Parties");

WHEREAS, the Seller is the 100% shareholder of Friend Birch Limited ("Friend Birch"), a corporation duly formed under the laws of the Hong Kong Special Administrative Zone of PRC, with its legal address at 21/F, New World Tower, 118 Queens SD Central Hong Kong;

WHEREAS, the Friend Birch is the founder of its rods and shafts technology development center in Brazil engaging in the research and global development of automotive shock absorber rods, gas spring shafts and other mechanical rod and shaft products, and the 100% shareholder of Jinzhou Jiade Machinery Co., Ltd and Jinzhou Lida Auto Parts Co., Ltd. (hereinafter collectively referred to as "Subsidiaries"). The Subsidiaries are foreign investment enterprises duly formed under the laws of the PRC, with their main business on designing, manufacturing and selling gas spring shafts and other thin mechanical shaft products, automotive springs and gas spring etc.;

NOW, THEREFORE, in accordance with the principle of equality and mutual benefit and through friendly consultations at Jinzhou, Liaoning province of PRC, reached this Agreement as follows at the date of September 22, 2009:

Article 1 Transfer of the Seller Interest to the Purchaser

1.1 Seller Interest: The total proprietary technologies of Friend Birch's rods and shafts technology development center in Brazil, and 100% equity of Friend Birch. The Seller Interest includes, but not limited to the followings: the total assets of technology, know-how, marketing network, brand-name and good-well, as well as machinery and equipment, production plant, production area etc. for business operation activities.

1.2 In accordance with this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Seller Interest. For greater certainty and without limiting the generality of the foregoing, the Purchaser hereby agrees to resume all of the

obligations relating to the Seller Interest.

1.3 The Seller agrees to quit the transferred business described in this Agreement, and not engaging any competitive business operations with the products described in this Agreement. The Seller agrees and promises to transfer all the proprietary technologies on rods and shafts manufacturing of its technology development center in Brazil to the Buyer (see Attachment 1).

Article 2 Purchase Price and Payment Terms

2.1 The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the Seller Interest, in exchange for a sum of Twelve Million U.S. Dollars (US$12,000,000) (the "Purchase Price") pursuant to the terms of this Agreement. Of which, the purchase price for the proprietary technologies on rods and shafts manufacturing of its technology development center in Brazil is Six Million U.S. Dollars (US$6,000,000).

2.2 Within one (1) month of the signing date of this Agreement, the Purchaser shall effect the first payment of the Purchase Price of Eight Million U.S. Dollars (US$8,000,000) in cash to the bank account designated by the Seller.

2.3 The Seller agrees that the Purchaser to acquire 100% Seller Interest, and to be involved in business operations of Friend Birch and its Subsidiaries in China immediately upon the signing date of this Agreement.

2.4 The Buyer agrees that within two (2) months, to carry our inspection and acceptance to the know-how and technologies stipulated in Section 1.3. The Buyer shall effect the remaining Four Million U.S. Dollars (US$4,000,000) to the Seller within ten (10) days after signing of the acceptance agreement.

2.5 The Seller covenants and the Purchaser agrees that the Purchaser shall grant service contracts with key technical personnel in the Seller's Brazil technology development center of over two years period, so as to ensure smooth transfer of the Seller's technology to the Purchaser.

2.6 Within twenty (20) working days after signing of this Agreement, the Purchaser and the Seller shall prepare, execute and file with the relevant governmental authorities of the PRC all documents necessary or required for the governmental approval, foreign exchange control and registration of the Share Transfer hereunder.

Article 3 Disposition of the Distributable Profit Accrued Before the Signing Date of this Agreement

3.1 The Seller is entitled to have the distributable profits of Friend Birch and its Subsidiaries from the operations before June 30, 2009, and the Buyer shall distribute such profits to the Seller within two (2) months after the end of FY 2009.

3.2 The Buyer is entitled to have all the profits of Friend Birch and its Subsidiaries from the operations after June 30, 2009.

Article 4 Liabilities for Friend Birch and Its Subsidiaries

4.1 After the signing date of this Agreement, the Seller shall not be responsible for any liability arising from, related to or in connection with the Friend Birch and its Subsidiaries whether arising before, on or after the consummation of the transactions contemplated by this Agreement. In case this Agreement is not be effected or terminated, the Seller shall bear the above-mentioned liabilities of Friend Birch and its Subsidiaries.

4.2 Any tax liability arising from, related to or in connection with the transactions contemplated by this Agreement shall be the responsibility of the Parties.

Article 5 Board of Friend Birch

5.1 Upon signing of this Agreement, the Seller designated directors shall no longer bear the rights and duties as directors of the Friend Birch. The Purchaser and the Seller shall cooperate to ensure that appropriate steps shall be taken to implement the foregoing.

Article 6 Parties' Responsibilities

6.1 From the signing date of this Agreement, the Parties shall take appropriate commercial measures to minimize any adverse consequences of the Share Transfer on the employees and the customers.

6.2 The Seller covenants and agrees that: it will take full responsibility to obey and implement the Seller's Interests stipulated in the corporate contract and documents of Friend Birch and its Subsidiaries.

6.3 The Purchaser covenants and agrees that: it will remain the business and management personnel unchanged before its full take-over of Friend Birch and its Subsidiaries.

Article 7 Amendment

7.1 This Agreement can be amended only by written agreement between the Parties.

Article 8 Termination

8.1 This Agreement can be terminated by written agreement between the Parties.

8.2 If one Party commits a breach or delays performance of any of its obligation under this Agreement and fails to remedy such breach or performance delay within thirty (30) working days of receiving a written notice of such breach or performance delay from the non-breaching or non-delaying Party. The non-breaching or non-delaying Party may terminate this Agreement.

8.3 If one Party makes this Agreement impossible to perform, the other Party may terminate this Agreement.

Article 9 Remedies

9.1 If one Party commits a beach or does not perform its duties or obligations under this Agreement for any reason, such breaching or non-performing Party shall be responsible for the breach or non-performance of its duties or obligations and shall compensate all losses suffered by the non-breaching Party as a result thereof.

9.2 In the event the Purchaser fails to perform its obligations set forth in Section 2.2 of this Agreement and such non-performance lasts up fifteen (15) calendar days, the Seller may unilaterally terminate the Agreement, and if this Agreement is so terminated by the Seller, the Purchaser shall compensate the Seller in the amount equal to ten percent (10%) of the Purchase Price.

9.3 In the event the Purchaser fails to perform its obligations set forth in Section 2.4 of this Agreement and sun non-performance lasts up fifteen (15) calendar days, the Seller is entitled to receive from the Purchaser with 1‰ of the remaining Purchase Price for each of the further delayed payment day.

9.4 In the implementation period of Section 2.4, the Purchaser is entitled to claim for deduct the remaining Purchase Price in case it found discrepancies in the technical standards listed in the Appendix 1 of this Agreement during the inspection and acceptance period. The deducting amount will be settled by both Parties through friendly discussions. In case no solution settled through discussion, the Parties agree to abide by the decision made by a third party arbitration authority selected by both Parties.

Article 10 Force Majeure

10.1 If performance of this Agreement in whole or in part is prevented, restricted or interfered

with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a "Force Majeure condition"), provide to the other Party a valid evidentiary document setting forth in detail the Force Majeure Condition, its expected duration and the consequences thereof. The Parties shall thereafter consult with each other so as to avoid or minimize by adverse effect of any Force Majeure Condition on this Agreement or the transactions contemplated hereunder. If the Parties cannot agree on a mutually satisfying solution within three (3) months of such consultation, either Party may terminate this Agreement by giving the other Party a thirty (30) days written notice of such termination.

Article 11 Dispute Resolution

11.1 All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the Parties by discussion and mutual accord. If a mutual accord cannot reached between the Parties within thirty (30) days of the receipt of the written notice by one of the Parties of the dispute to the other Party, either Party may submit the dispute to arbitration to the China International Economic and Trade Arbitration Commission for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

Article 12 Waiver

12.1 Any act of non-performance or delay on the performance of any rights, damages for breach, termination and any other rights under this Agreement shall not be deemed an act of waiver. The exclusive or partial performance of any rights, damages for breach, termination and any other rights under this Agreement shall not affect the performance of these and other rights.

Article 13 Disclosure

13.1 The terms of this Agreement and any information disclosed to the non-disclosing Party by the disclosing Party in the course of executing this Agreement shall be deemed Confidential, and each Party will refrain from disclosing the other Party's Confidential Information to any third party without the approval of the non-disclosing Party unless required by any governmental authority or administrative agency.

Article 14 Miscellaneous

14.1 This Agreement is written and executed in Chinese and English, and the two versions written in Chinese and in English with equal legal effect. In the event of any conflict between the two versions of this Agreement and can't be settled by mutual discussion, either Party may submit the

dispute to arbitration to the International Chamber of Commerce in Stockholm, Sweden for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

14.2 This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior negotiations, agreements and understandings.

14.3 In case any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions or the remaining applications shall not be affected or impaired.

14.4 The preamble forms is an integral part of the present Agreement.

14.5 Any notices, requests, and communications required or provided for under this Agreement shall be in writing (including facsimile communication) and mailed, telecopied or courier delivered.

14.6 This Agreement shall be executed in six (6) copies. The Seller and the Purchaser shall each keep two (2) copies. The Purchaser shall keep the remaining two (2) copies for purposes of the Share Transfer and any required governmental filings therefore.

[Signature page follows]

[Signature page only]

Seller: Winning International Development Limited

Authorized Representative's Signature:

Purchaser: Jinzhou Wanyou Mechanical Parts Co. Ltd.

Authorized Representative's Signature: